As filed with the Securities and Exchange Commission on July 27, 2016

Registration No. 333-194506

Registration No. 333-174898

Registration No. 333-116891

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MULTI-FINELINE ELECTRONIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-3947402
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

8659 Research Drive

Irvine, California 92618

Telephone: (949) 453-6800

(Address, including zip code, and telephone number, including area code, of Registrant’s Principal Executive Offices)

Multi-Fineline Electronix, Inc. 2004 Stock Incentive Plan

Multi-Fineline Electronix, Inc. 1994 Stock Plan

Multi-Fineline Electronix, Inc. 2014 Equity Incentive Plan

(Full Title of the Plan)

Christine Besnard, Esq.

Executive Vice President and General Counsel

Multi-Fineline Electronix, Inc.

8659 Research Drive

Irvine, California 92618

Telephone: (949) 453-6800

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

copies to:

Chang-Do Gong, Esq.

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036

(212) 819-8200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (the “Registration Statements”) of Multi-Fineline Electronix, Inc. (the “Company”):

•	Registration No. 333-194506, which was filed with the Securities and Exchange Commission (the “SEC”) on March 12, 2014, covering the registration of 3,701,286 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), issuable under the Multi-Fineline Electronix, Inc. 2014 Equity Incentive Plan.

•	Registration No. 333-174898, which was filed with the SEC on June 15, 2011, covering the registration of 1,100,000 shares of Common Stock issuable under the Multi-Fineline Electronix, Inc. 2004 Stock Incentive Plan (as amended, the “2004 Plan”).

•	Registration No. 333-116891, which was filed with the SEC on June 25, 2004, covering the registration of (1) 2,876,400 shares of Common Stock issuable under the 2004 Plan and (2) 1,783,305 shares of Common Stock subject to outstanding options under the Multi-Fineline Electronix, Inc. 1994 Stock Plan.

On July 27, 2016, pursuant to an Agreement and Plan of Merger, dated as of February 4, 2016, by and among Suzhou Dongshan Precision Manufacturing Co., Ltd., a company organized under the laws of the People’s Republic of China (“Parent”), Dragon Electronix Merger Sub Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and the Company, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving as an indirect wholly owned subsidiary of Parent.

As a result of the Merger, any offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California on the 27th day of July, 2016.

MULTI-FINELINE ELECTRONIX, INC.

By:	/s/ THOMAS KAMPFER
Name:	Thomas Kampfer
Title:	Chief Financial Officer and Executive Vice-President

Signature	Title	Date

/s/ REZA MESHGIN Reza Meshgin	President and Chief Executive Officer (Principal Executive Officer)	July 27, 2016

/s/ THOMAS KAMPFER Thomas Kampfer	Chief Financial Officer and Executive Vice-President (Principal Financial and Accounting Officer)	July 27, 2016

/s/ YONGGANG YUAN Yonggang Yuan	Director	July 27, 2016

/s/ YONGFENG YUAN Yongfeng Yuan	Director	July 27, 2016

/s/ XU WANG Xu Wang	Director	July 27, 2016

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